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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)
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

                                                        Nine Months                   Nine Months
                                                            Ended                        Ended
                                                      September 30, 2004           September 30, 2003
                                                      ------------------           ------------------
Income from continuing operations before
  income taxes and minority interest losses                $  135.1                      $  18.0

Less:  Equity in earnings of 50%-or-less owned
  companies                                                    (4.0)                        (0.8)

Add:  Fixed charges net of capitalized interest                31.0                         36.3

Add: Amortization expense of previously capitalized
   interest                                                     0.9                          1.0
                                                           --------                      -------

Total earnings                                             $  163.0                      $  54.5

Fixed charges                                                  31.0                         36.3

Ratio of earnings to fixed charges                              5.3                          1.5
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